UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2013

SEALED AIR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12139	65-0654331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Riverfront Boulevard
Elmwood Park, New Jersey	07407
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-791-7600

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 14, 2013, T.J. Dermot Dunphy informed Sealed Air Corporation (the “Company”) and the Nominating and Corporate Governance Committee of the Company’s Board of Directors that he will retire and not stand for re-election as a director at the next Annual Meeting of Stockholders. He will continue to serve as a director for the remainder of his current term. The Company plans to hold its next Annual Meeting of Stockholders on Thursday, May 16, 2013.

As previously reported in October 2012, H. Katherine White, Vice President, General Counsel and Secretary of the Company, advised the Company of her decision to retire from the Company in 2013. Ms. White has now advised the Company that she will retire from those positions effective March 31, 2013.

Ms. White will enter into an employment agreement with the Company for a one year term effective April 1, 2013 to assist with the transition process. Under the terms of such agreement, Ms. White will be employed on a part time basis at an annual base salary of $100,000. The agreement will be terminable by either Ms. White or the Company upon 30 days’ prior written notice. The agreement will provide that Ms. White will be considered to have retired from employment on March 31, 2013 for the purposes of her 2011-2013 and 2012-2014 performance share unit awards. Upon termination of her employment, the Company’s management will agree to recommend to the Organization and Compensation Committee of the Company’s Board of Directors that the Committee waive the forfeiture of an award of 7,500 shares of restricted stock that was granted to Ms. White in March 2011, unless she is terminated for cause.

Lori K. Tylinski has been appointed to serve as the Company’s Interim General Counsel and Secretary, effective April 1, 2013. Ms. Tylinski currently serves as the Company’s Vice President, Law and Chief Trademark Counsel.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEALED AIR CORPORATION

	By:	/s/ H. Katherine White
	Name:	H. Katherine White
	Title:	Vice President, General Counsel & Secretary

Dated: February 15, 2013